Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651)796-7300

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REPORTS 19 PERCENT REVENUE INCREASE AND EARNINGS PER SHARE OF $0.17 IN FISCAL 2011 THIRD QUARTER

Revenue Up 20 Percent and Net Income Up 69 Percent for First Nine Months of Fiscal 2011

ST. PAUL, Minn., August 24, 2011 ─ Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported its financial results for the fiscal third quarter ended July 31, 2011.

For the quarter, net revenue rose to a record $21.0 million, a 19 percent increase over $17.6 million in the year-ago period. Operating income for the third quarter totaled $3.0 million, a 32 percent gain over operating income of $2.3 million in the year-ago period, chiefly due to higher revenue. Net income for the fiscal 2011 third quarter was $2.0 million, or $0.17 per diluted share, compared to net income of $1.5 million, or $0.13 per diluted share, in the fiscal 2010 third quarter.

“Our strong portfolio of soft tissue repair products has proven again that it is a powerful generator of revenue growth and profitability,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “For the 17th consecutive quarter, in a challenging healthcare economic climate, we have posted double-digit sales gains and established a firm foundation for continued growth. We are very pleased with the performance of our products in the large and competitive markets where we continue to build a favorable reputation.”

In the first nine months of fiscal 2011, net revenue rose to $60.3 million, up 20 percent from $50.4 million in the same period of the prior fiscal year. Operating income for the first three quarters of fiscal 2011 was $8.2 million, up 61 percent from operating income of $5.1 million in the same period of last year. Net income was $5.7 million in the first nine months of fiscal 2011, or $0.50 per diluted share, compared to $3.4 million, or $0.30 per diluted share, in the first nine months of fiscal 2010.

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Synovis Life Technologies
August 24, 2011

Third Quarter Fiscal 2011 Highlights

Highlights for the third quarter include the following:

•
Peri-Strips Dry® (PSD) revenue totaled a record $6.1 million in the third quarter, a 20 percent increase from the year-ago period. The number of gastric sleeve procedures performed is on the rise as private insurance companies increasingly reimburse for this cost-effective surgery. The longer staple line associated with the gastric sleeve requires more stapler firings and, therefore, more buttresses per procedure. Because of the risks associated with a longer staple line, surgeons more frequently use a buttress in these cases.

•
Revenue from Veritas was $3.9 million in the third quarter, a 7 percent increase over the same period of the prior year. Veritas is primarily sold for ventral hernia and breast reconstruction — both large and attractive markets. Veritas has been shown to remodel more readily than dermal-based products in published head-to-head in vivo studies. Veritas is a highly differentiated product with a collagen matrix based on pericardial tissue, rather than dermal tissue. “We are working with our implanting surgeons on publishing clinical data in peer-reviewed journals as we inform physicians about the advantages of our stable, minimally elastic matrix for patients,” said Kramp.

•
Revenue from Microsurgical products was up 45 percent, growing to a new high of $4.0 million in the third quarter. Sales of the Coupler and Flow Coupler® products rose 52 percent. Growth was driven by unit volume increases fueled by strong demand for the more natural DIEP breast reconstruction procedures. Physicians continue to embrace the clinical benefits of the Coupler products, as well as the value proposition that they offer in terms of shorter procedure times and less operating room time.

•
Revenue from our Tissue Guard products totaled a record $4.8 million in the third quarter, a 12 percent increase from the third quarter of fiscal 2010. This gain was attributable to higher units sold, as well as higher average selling prices.

•
Orthopedic and Wound product revenue totaled $799,000 for the third quarter, up 36 percent from a year ago. Sales of Unite® Biomatrix, used to treat chronic wounds, was responsible for the growth. Toward the end of the third-quarter, Synovis named Rich Lanigan, a highly experienced medical device professional with both operational and sales experience, general manager of the Orthopedic and Wound business. He is focused on top-line growth and achieving profitability.

•	The third quarter gross margin was 72 percent, consistent with the same period last fiscal year.
•
Selling, general and administrative expenses totaled $11.1 million in the third quarter, up 16 percent from $9.5 million in the year-ago quarter. The increase in SG&A was driven largely by investments in sales and marketing personnel expenses, as well as initiatives to grow revenue.

•	Research and development (R&D) expenses totaled $1.1 million in the third quarter, versus $896,000 in the year-ago period. R&D investment supported various product development initiatives.
•	Operating income reached $3.0 million in the third quarter, a 32 percent increase compared to the third quarter of last year.

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Synovis Life Technologies
August 24, 2011

Balance Sheet and Cash Flow

•	Cash and investments totaled $68.8 million as of July 31, 2011, or $5.96 per share, up from $61.9 million at the end of fiscal 2010.
•	Operating activities provided cash of approximately $6.4 million in the first nine months of fiscal 2011, up from $3.4 million in the year-ago period.

Conference Call and Webcast

Synovis Life Technologies will host a live webcast of its fiscal 2011 third quarter conference call today, August 24, at 10 a.m. CT to discuss the company’s results. To participate in the conference call, please dial (888) 680-0893 and enter pass code 36754143. Please dial in at least 10 minutes prior to the call.

To access the live webcast, go to the investor information section of the company’s website, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, August 24.

     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 31304282. The audio replay will be available beginning at 2 p.m. CT on Wednesday, August 24, through 6 p.m. CT on Wednesday, August 31.

About Synovis Life Technologies

     Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets biological and mechanical products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s website at www.synovislife.com.

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Synovis Life Technologies
August 24, 2011

Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of the sales force to grow and sustain revenues, the impact of increased competition in various markets Synovis serves, the ability to grow Orthopedic and Wound revenue and achieve profitability, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic environment, the impact of healthcare reform legislation, as well as other factors found in the Company’s filings with the Securities and Exchange Commission, such as the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

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Synovis Life Technologies
August 24, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Net revenue	$21,017	$17,637	$60,310	$50,449
Cost of revenue	5,800	4,901	16,469	13,999
Gross margin	15,217	12,736	43,841	36,450
Gross margin percentage	72%	72%	73%	72%

Selling, general and administrative expenses	11,094	9,543	31,994	28,258
Research and development expenses	1,097	896	3,644	3,097

Operating expenses	12,191	10,439	35,638	31,355

Operating income	3,026	2,297	8,203	5,095

Interest income	78	59	228	211

Income before provision for income taxes	3,104	2,356	8,431	5,306

Provision for income taxes	1,117	848	2,685	1,910

Net income	$1,987	$1,508	$5,746	$3,396

Basic earnings per share	$0.17	$0.13	$0.50	$0.30

Diluted earnings per share	$0.17	$0.13	$0.50	$0.30

Weighted average shares outstanding - basic	11,518	11,312	11,394	11,255
Weighted average shares outstanding - diluted	11,696	11,484	11,599	11,433

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Synovis Life Technologies
August 24, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Revenues (unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Veritas	$3,867	$3,614	$11,873	$10,707
Peri-Strips	6,140	5,130	17,061	14,261
Tissue-Guard	4,812	4,303	13,437	12,328
Microsurgery	3,954	2,719	10,864	7,897
Orthopedic and Wound	799	588	2,762	1,193
Surgical tools and other	1,445	1,283	4,313	4,063
Total Revenue	$21,017	$17,637	$60,310	$50,449

Domestic	$17,887	$14,805	$51,455	$42,453
International	3,130	2,832	8,855	7,996
Total Revenue	$21,017	$17,637	$60,310	$50,449

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Synovis Life Technologies
August 24, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Balance Sheets
As of July 31, 2011 (unaudited) and October 31, 2010
(In thousands, except share and per share data)

	July 31, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,206	$12,951
Short-term investments	39,440	41,119
Accounts receivable, net	10,484	8,701
Inventories	9,363	9,433
Deferred income tax asset, net	367	367
Other current assets	1,739	1,715
Total current assets	79,599	74,286

Investments, net	11,151	7,854
Property, plant and equipment, net	4,239	3,401
Goodwill	3,620	3,620
Other intangible assets, net	5,851	6,182
Deferred income tax asset, net	2,155	2,139
Total assets	$106,615	$97,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,646	$1,644
Accrued expenses	5,369	6,371
Total current liabilities	7,015	8,015
Total liabilities	7,015	8,015

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	---	---
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,545,174 and 11,228,654 at July 31, 2011 and October 31, 2010, respectively	115	112
Additional paid-in capital	66,163	61,780
Accumulated other comprehensive income	27	26
Retained earnings	33,295	27,549
Total shareholders’ equity	99,600	89,467
Total liabilities and shareholders’ equity	$106,615	$97,482

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Synovis Life Technologies
August 24, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows (unaudited)
(In thousands)
	For the Nine Months Ended July 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,746	$3,396

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation of property, plant and equipment	880	935
Amortization of intangible assets	570	591
Amortization of investment premium, net	986	1,213
Stock-based compensation	918	1,112
Excess tax benefit from stock option exercises	(457)	(210)
Deferred income taxes	(16)	124
Loss on disposition of property, plant and equipment	25	192

Changes in operating assets and liabilities:
Accounts receivable	(1,783)	(1,530)
Inventories	70	(1,522)
Other current assets	(24)	(85)
Accounts payable	2	(797)
Accrued expenses	(545)	(27)
Net cash provided by operating activities	6,372	3,392

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,743)	(742)
Investments in patents and trademarks	(239)	(71)
Purchases of investments	(43,511)	(67,085)
Proceeds from the maturing or sale of investments	40,908	59,658
Net cash used in investing activities	(4,585)	(8,240)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds related to stock-based compensation plans	3,137	1,262
Repurchase of the Company's common stock	(126)	(2,552)
Excess tax benefit from stock option exercises	457	210
Net cash provided by (used in) financing activities	3,468	(1,080)

Net change in cash and cash equivalents	5,255	(5,928)
Cash and cash equivalents at beginning of period	12,951	15,863
Cash and cash equivalents at end of period	$18,206	$9,935

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